NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000

Dynatronics Announces 107.5% increase in Top Line Sales for Fiscal 2018 Second Quarter

Cottonwood Heights, Utah (February 13, 2018) – Dynatronics Corporation (NASDAQ:DYNT) today announced financial results for its fiscal 2018 second quarter ended December 31, 2017.

Net sales for the quarter increased $9.4 million, or 107.5 percent, to $18.1 million, compared to $8.7 million in the same period of the prior year. Gross profit for the quarter increased $2.7 million, or 87.7 percent, to $5.8 million. The increase in net sales and gross profit were attributable to our acquisitions of Hausmann and Bird & Cronin in the past year. These acquired operations contributed sales of $4.4 million and $5.7 million, respectively, and gross profit of $1.1 million and $2.1 million, respectively, in the quarter. Revenue from the legacy operation declined approximately $700,000, primarily attributable to a single order in 2017 not repeating in 2018. Gross margin for the quarter was 31.9 percent, compared to 35.3 percent in the same period of the prior year. As with sales and gross profit, the gross margin reflects the consolidation of all operations for the first time.

“With the acquisitions of Hausmann and Bird & Cronin, we more than doubled our sales over the prior year’s quarter,” emphasized Kelvyn H. Cullimore Jr., Dynatronics’ CEO. “The integrations of both Hausmann and Bird & Cronin have gone smoothly as we expected and are generating positive cash flow for the consolidated operations.”

Net income for the quarter ended December 31, 2017 was approximately $14,000, compared to a net loss of $95,000 for the quarter ended December 31, 2016. The improvement in net income is attributable primarily to gross profit contributed from the acquisitions of Hausmann and Bird & Cronin, partially offset by the selling, general and administrative costs from those operations. In the quarter, we recorded $325,000 in expenses related to an abandoned R&D project and we incurred $100,000 in acquisition costs. Depreciation, amortization, and other non-cash expenses were $362,000 in the quarter.

Net loss applicable to common stockholders for the quarter ended December 31, 2017 was approximately $1,315,000 compared to a loss of $560,000 for the quarter ended December 31, 2016. Net loss applicable to common stockholders recognizes a deemed dividend of $1,024,000 related to the issuance and partial conversion of the Series C Preferred Stock issued in October 2017. This deemed dividend is a non-cash accounting charge that does not result in the payment of dividends in cash or stock. We also paid dividends of $105,000 in cash and incurred $200,000 of accrued dividends subsequently paid with shares of our common stock. The increase in dividends in the quarter as compared with the prior year period is attributable to the issuance of additional preferred shares in December 2016, April 2017, and October 2017.

“This quarter is a significant milestone in that it reflects, for the first time, the full impact of both of the acquired operations,” explained Mr. Cullimore. “We are confident in our strategy and will continue to execute on organic growth and strategic acquisitions. With the foundation established by these two recent acquisitions, the investments we are continuing to make in seasoned executive leaders, and our partnership with Prettybrook Partners, we believe we are gaining momentum in all of our divisions.”

Dynatronics has scheduled a conference call for investors on February 13, 2018, at 4:30 PM EST. Those wishing to participate should call (877) 407-8033 or (201) 689-8033 for international callers.

The following is a summary of the financial results for the quarters ended December 31, 2017 and 2015 and as of December 31, 2017 and June 30, 2016:

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$18,085	$8,713	$30,883	$16,876
Cost of sales	12,315	5,640	20,773	11,008
Gross profit	$5,770	$3,073	$10,109	$5,868

Selling, general, and admin. expenses	$5,110	$2,851	$8,933	$5,616
Research and development expenses	553	309	805	588
Other expense, net	92	8	159	45
Loss before income taxes	$14	$(95)	$213	$(381)
Income tax (provision) benefit	-	-	-	-
Net income (loss)	$14	$(95)	$213	$(381)

Deemed dividend on 8% convertible preferred stock	$(1,024)	$(376)	$(1,024)	$(376)
Preferred stock dividend, cash	(105)	0	(105)	0
8% convertible preferred stock dividend	(201)	(89)	(388)	(178)

Net loss attributable to common stockholders	$(1,315)	$(560)	$(1,303)	$(935)
Net loss attributable to common stockholders per share – basic	(0.23)	(0.19)	(0.25)	(0.33)
Weighted-average common shares outstanding	5,735,159	2,881,111	5,241,604	2,861,299

Balance Sheet Highlights
In thousands, except per share amounts

	Dec. 31, 2017	June 30, 2017

Cash and cash equivalents	$3,652	$255
Trade accounts receivable	7,222	5,281
Inventories, net	11,605	7,398
Prepaid & other	1,033	537
Total current assets	$23,513	$13,471

Accounts payable	$4,451	$2,335
Accrued payroll and benefits expense	1,359	1,473
Accrued expenses	714	657
Other current liabilities	1,155	1,001
Line of credit	6,743	2,172
Total current liabilities	$14,422	$7,637

About Dynatronics Corporation
Dynatronics Corporation (NASDAQ:DYNT) designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies. Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals, and institutions. More information including earnings releases and other financial information are available at www.dynatronics.com/investors. Information about the company’s products and services is available at www.dynatronics.com, www.hausmann.com, and www.birdcronin.com.

Safe Harbor Notification
This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Forward-looking statements in this press release include statements regarding future acquisition activities. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.

Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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